Exhibit 10.1

Walter Industries, Inc.

Mueller Water Products, Inc.

JOINT LITIGATION AGREEMENT

THIS JOINT LITIGATION AGREEMENT is made between Walter Industries, Inc., a Delaware corporation (“WLT”), and Mueller Water Products, Inc., a Delaware corporation (“MWA”), and by each of them for their respective subsidiaries (together with WLT and MWA, the “Corporate Entity Parties”), and their respective affiliates, advisors, and agents, all to the extent reflected in this Agreement (the “Parties”), effective as of December 14, 2006 ( the “Spin-Off Date”).

WHEREAS, WLT acquired all of the outstanding equity of MWA in October 2005;

WHEREAS, in May 2006, MWA sold shares of its Series A common stock to public stockholders in an initial public offering (the “IPO”), after which WLT, through its ownership of all of MWA’s outstanding Series B common stock, retained approximately 96% of the voting control of MWA, and approximately 75% of the economic value of MWA, so that the interests of WLT and MWA continued to be substantially aligned;

WHEREAS, WLT intends to distribute all of its Series B common stock of MWA to WLT’s shareholders of record on December 6, 2006, effective December 14, 2006 (the “Spin-Off”);

WHEREAS, the Corporate Entity Parties have been involved in pending or potential claims and litigation referred to herein and in the schedules hereto (the “Litigation”) that involve or could potentially involve Corporate Entity Parties that will not be affiliated with each other after the Spin-Off;

WHEREAS, the Parties as identified herein have developed a substantial amount of evidence and work product relating to the Litigation and have, prior to the effective date of the Spin-Off, engaged in communications that are protected by the attorney work product, attorney-client, and joint defense privileges;

WHEREAS, the parties currently share certain information that is protected as confidential, or under attorney-client privileges, or as attorney work product, and the parties agree that after the Spin-Off such information should continue to be treated as confidential, or protected by attorney work product or attorney-client privileges;

WHEREAS, the Corporate Entity Parties are willing to provide access to such evidence and work product on certain conditions; and

WHEREAS, the Corporate Entity Parties desire to allocate responsibilities for the Litigation and any future litigation and claims or potential claims (“Claims”) as provided herein and, to share insurance coverages and indemnification from third parties that may be available to both parties;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and other good and valuable consideration hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     Statement of Intent.

The Parties acknowledge that the intent of the Spin-Off will be to separate the flow control businesses of MWA from the distinct home construction and sales related businesses and coal-related businesses of WLT.  The Parties note that such businesses are and have historically been, unique and separate businesses, and that it is the intent of the Parties that the Litigation and Claims referred to herein, and any subsequent litigation related to any of the businesses of any of the Corporate Entity Parties, should be allocated as much as possible to the type of business out of which the Litigation or Claim arose.  Thus, it is the intent of the parties that MWA be responsible for all Litigation and Claims arising from the flow control businesses, and that WLT be responsible for all Litigation and Claims arising from the home construction and sales related businesses and coal-related businesses, and that Litigation and Claims that relate to both shall be allocated and shared as agreed to by the Parties, or as determined by the Arbitrator as set out below.

2.     Allocation of Responsibility for Litigation and Claims.

(a)                                  Schedule A Litigation.  WLT shall indemnify, defend and hold harmless MWA and the Corporate Entity Parties affiliated with MWA immediately after the Spin-Off, from and against any costs, expenses and damages assessed as a result of the Litigation or Claims listed on Schedule A hereto.  Such Litigation and Claims shall be referred to as the “Schedule A Litigation”.

(b)                                 Schedule B Litigation.  MWA shall indemnify, defend and hold harmless WLT and the Corporate Entity Parties affiliated with WLT immediately after the Spin-Off, from and against any costs, expenses and damages assessed as a result of the Litigation or Claims listed on Schedule B hereto.  Such Litigation and Claims shall be referred to as the “Schedule B Litigation”.

(c)                                  Schedule C Litigation.  WLT and MWA shall shares the costs, expenses and damages assessed as a result of the Litigation or Claims listed on Schedule C hereto, according to the allocations set out in Schedule C hereto, or, if no allocations have been agreed between the Parties, then in such amounts as the parties may agree in the future, or as their interests in the Litigation or Claims may ultimately be decided (the “Allocated

Share”).  Such Litigation and Claims shall be referred to as the “Schedule C Litigation”.

3.     Future Litigation and Claims.

(a)                                  With respect to future Litigation or Claims, as soon as practicable after the identification of such Litigation or Claims by any Party, the Parties shall consult with a view to reaching an agreement on whether they can allocate responsibility for such matters between the parties in accordance with the statement of intent set forth in Section 1 of this Agreement.  It is the intent of the Parties that the Litigation and Claims provided for be assumed fully by one Party or the other, or that the parties agree to allocate responsibility for such Litigation or Claims between themselves in the same fashion as envisioned for the Schedule C Litigation.

(b)                                 If the Parties are unable to allocate responsibility for any Litigation or Claims hereunder, then the Parties may agree that such allocations shall be as determined by any third party (such as an outside law firm) who has been granted authority by the Parties to determine such allocation, or, any party may elect to cause any allocation to be determined by an Arbitrator as set out below.

4.     Fees and Expenses.

(a)                                  Except as provided herein, the Corporate Entity Parties agree, for themselves and their affiliates, to pay their own expenses in connection with the Litigation, including attorneys fees and the fees and expenses of their affiliates and agents.

(b)                                 WLT shall be responsible for all costs and expenses associated with the Schedule A Litigation, including the costs of depositions, testimony and discovery enforced on MWA and its affiliates, provided, however, that MWA or its affiliates shall bear the costs of its own personnel and internal legal counsel and those costs of its Corporate Entity Parties.

(c)                                  MWA shall be responsible for all costs and expenses associated with the Schedule B Litigation, including the costs of depositions, testimony and discovery imposed on WLT and its affiliates, provided, however, that WLT or its affiliates shall bear the costs of its own personnel and internal legal counsel and those costs of its Corporate Entity Parties.

(d)                                 Except as provided on Schedule C, WLT and MWA agree to share the expenses of the Schedule C Litigation in proportion to their Allocated Share, with each bearing their own expenses as they are incurred, sharing other more extraordinary expenses (such as expert witness fees), and then reconciling their expenses incurred for their common benefit when any

Litigation or Claim is finally concluded or at such other time as agreed by the Parties.

(e)                                  Representatives of the Parties shall regularly discuss the need for payments hereunder, or to offset the payments incurred by the Corporate Entity Parties, it being the intent of the parties that no payments be made if the amount to be paid is less than $10,000, until the Parties agree on a final settlement of the amounts to be paid under this Agreement or until the amount owed to one party hereunder exceeds $100,000.  The Parties shall have a telephonic or in-person discussion no less frequently that quarterly for the first year following the execution of this Agreement, and semi-annually thereafter, to agree on any payments to be made hereunder, to modify the terms of this Agreement as the Parties agree, or to agree on modifications to the schedules.

(f)                                    Any amounts to be paid hereunder shall, to the extent not paid within 30 days after agreement to be paid, bear interest at the Prime Rate until such amounts are paid in full.  As used herein, “Prime Rate” shall mean the fluctuating interest rate announced from time to time by the Bank of America as its prime rate.

5.     Protection of Information.

(a)                                  For purposes of this Agreement, the parties record that they have a common interest in the Litigation and the Claims referred to herein, recognizing that they were under common control and ownership in connection with prior actions and communications with respect to the Litigation and Claims.

(b)                                 WLT and MWA agree to share evidence and work product in connection with the Litigation and Claims, including with their respective counsel, provided, however, that in the event of disagreements regarding whether to settle any Litigation or Claims, the parties shall be free to settle any such Litigation or Claim, provided that the work product, evidence, privileged materials and confidential information retained by the settling party shall not be shared with any third parties without the consent of any Corporate Entity Party that would have the right to prevent the disclosure of any such information had the Spin-Off not occurred.

(c)                                  Each Corporate Entity Party agrees, on its own behalf and on behalf of its agents, advisors, and counsel, to protect any work product, evidence, privileged materials and confidential information related to the Litigation against disclosure as if it were their own information and to assert the joint litigation privilege as a bar to the production of any such information.

6.     Prior Coverages and Indemnification.

(a)                                  Prior WLT Coverage

(i)                                   With respect to Litigation or Claims or other liabilities against MWA that are or may be, in the reasonable judgment of MWA, covered by insurance policies held by WLT or indemnification otherwise available to WLT on or prior to December 14, 2006 (“Prior Coverage”), MWA shall pursue, or, to the extent possible, WLT shall be authorized to pursue, such claims on behalf of MWA in the amounts and in accordance with the terms of such Prior Coverage, provided that such claims and liabilities relate to matters that arose on or prior to December 14, 2006.  WLT agrees that it will not, and will not permit any affiliate, to terminate any Prior Coverage without MWA’s consent.  Promptly upon receipt of the proceeds of any such Prior Coverage, WLT shall cause such proceeds to be paid to MWA.

(ii)                                The Corporate Entity Party pursuing the coverage will, or will cause its affiliates to, diligently pursue all claims for Prior Coverage at MWA’s expense, provided that in no event shall WLT be obliged to litigate or pursue any other extraordinary remedies against any insurer or indemnitor, except as provided in (iii) below.  WLT and MWA must consult in good faith with respect to the pursuit of any Prior Coverage.  Consistent with pursuing its own interests, each party shall take all reasonable steps necessary to protect the interests of all the Corporate Entity Parties in maintaining the availability of Prior Coverage.

(iii)                             In the event that MWA, in its sole discretion, determines that in order to protect its rights hereunder with respect to any claim, that it is necessary to pursue litigation or make a claim for Prior Coverage against any insurer or indemnitor, it shall so advise WLT, and MWA shall pursue such litigation or claim.

(b)                                 Prior U.S. Pipe Coverage

(i)                                   With respect to Litigation or Claims or other liabilities against any former subsidiary of United States Pipe and Foundry Company, LLC, an Alabama limited liability company (together with its business predecessors, “U.S. Pipe”), that are or may be, in the reasonable judgment of WLT, covered by insurance policies held by U.S. Pipe or indemnification otherwise available to U.S. Pipe on or prior to December 14, 2006 (“Prior Coverage”), MWA shall pursue, or if authorized, permit WLT to pursue, such claims on behalf of such former subsidiary in the amounts and in accordance with the terms of such Prior Coverage, provided that such claims and liabilities relate to matters that arose on or prior to December 14, 2006.  MWA agrees that it will not, and will not permit any affiliate, including U.S. Pipe, to terminate any Prior Coverage without WLT’s consent.  Promptly upon receipt of the proceeds of any such Prior Coverage, U.S. Pipe shall cause such proceeds to be paid to WLT.

(ii)                                The Corporate Entity Party pursuing the coverage will, or will or will cause its affiliates to, diligently pursue all claims for Prior Coverage at WLT’s expense (or the expense of the relevant former subsidiary), provided that in no event shall MWA be obliged to litigate or pursue any other extraordinary remedies against any insurer or indemnitor, except as provided in (iii) below.  MWA and WLT must consult in good faith with respect to the pursuit of any Prior Coverage.  Consistent with pursuing its own interests, each party shall take all reasonable steps necessary to protect the interests of all the Corporate Entity Parties in maintaining the availability of Prior Coverage.

(iii)                             In the event that WLT, in its sole discretion, determines that in order to protect the rights hereunder with respect to any claim of a former U.S. Pipe subsidiary, that it is necessary to pursue litigation or make a claim for Prior Coverage against any insurer or indemnitor, it shall so advise MWA, and WLT shall pursue such litigation or claim, or MWA shall, if requested by WLT, pursue such litigation or claim at WLT’s direction (or the direction of such former relevant subsidiary), provided that WLT and such former subsidiary shall be responsible for all out of pocket costs and expenses associated with such litigation or claim.

(c)                                  Prior MWA Coverage

WLT shall cause to be transferred to MWA all insurance policies in effect for MWA and its subsidiaries prior to the WLT acquisition of MWA’s predecessor-in-interest (“Predecessor Mueller”) and any stand-alone policies applicable to MWA and its subsidiaries.

(d)                                 First Come/First Served

The parties understand and agree that the principles outlined in paragraphs (a) and (b) above could allow one party or the other to exhaust the policy limits on a “first come/first served” basis.  With respect to the application of the first come/first served principles set forth above, the Corporate Entity Parties shall be obligated to act in good faith and to avoid taking any actions for the purpose or with the intention of accelerating or delaying claims payments or losses in order to obtain some advantages with respect to the exhaustion of applicable limits.  In addition, the Corporate Entity Parties shall not enter into any written settlement agreement with any insurer that has the effect of reducing limits that would otherwise be potentially available under this Agreement to any party without first giving the affected party to this Agreement at least thirty (30) days’ advance written notice of its intention to enter into such settlement accompanied by a copy of the proposed settlement so that the other party may have an opportunity to consider the impact of such proposed settlement on its interests.  The parties agree to consult with each other and negotiate in good faith about such impacts.

7.     Pending Settlement Agreements; Other Agreements.

WLT and MWA acknowledge and agree that WLT is engaged in certain settlement discussions with certain historic insurance providers as set forth on Schedule D.  The Parties agree that WLT shall continue those discussions and enter into settlements with the insurers listed on that schedule, and that WLT and MWA shall divide the proceeds as set forth on Schedule D.

8.     Directors and Officers Liability Insurance.

For the six-year period commencing immediately after the Spin-Off Date, WLT shall maintain in effect WLT’s current directors’ and officers’ liability insurance policies providing coverage as respects acts or omissions occurring prior to the Spin-Off Date with respect to those Persons who are currently covered by WLT’s directors’ and officers’ liability insurance policy on terms and at limits no less favorable to MWA’s directors and officers currently covered by policies in effect on the date hereof, provided, also, that if WLT’s current directors’ and officers’ liability insurance expires, is terminated or is canceled during such six-year period, WLT shall obtain directors’ and officers’ liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to MWA’s directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation (the “Existing D&O Policy”); provided, however, that: (i)  WLT may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” insurance policy; and (ii) WLT shall not be required to pay annual premiums for any substitute or “tail” policies in excess of two times the premiums paid for the Existing D&O Policy (the “Maximum Premium”).  In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, WLT shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. This Section is intended to benefit each of the directors and officers of MWA, and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

9.     Further Assurances.

(a)                                  Each party shall cooperate with each other, use commercially reasonable efforts to take or cause to be taken all appropriate actions required of such party, and do or cause to be done all things necessary or appropriate to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the obtaining of consents that may be reasonably necessary or appropriate to carry out any of the provisions hereof, and the taking of all such other actions as such party may reasonably be requested to take by the other party from time to time consistent with the terms of this Agreement.  Each party must furnish to the other all information and documentation as may reasonably be required in the pursuit of any litigation or claims under this Section.  Each party shall regularly — no less frequently than monthly or other mutually agreed upon intervals — consult with the other with respect to such litigation or claim, and each party shall promptly advise the other as to any material developments.    WLT and MWA shall take all action reasonably required to ensure that MWA, on the one hand, and any former subsidiary of U.S. Pipe, on the other, shall have access to the Prior Coverages following any merger or liquidation of WLT or U.S. Pipe.

(b)                                 By way of enumeration and not of limitation:  (i)  each party shall be obligated to provide copies of insurance policies or evidence of the existence of insurance to the other; (ii)  each party shall be obligated to provide the other with information reasonably necessary or helpful to either party (including, without limitation, currently valued loss runs on an annual basis for all lines of insurance for five calendar years after the Spin-Off Date) in connection with its efforts to obtain insurance coverage pursuant to and in accordance with the terms of this Agreement or to purchase other insurance policies; (iii)  each party shall be obligated to provide information to the other about amounts applied to the limits of policies or self-insured retentions potentially applicable to both, and the basis for the application of such amounts to such limits, so that each company can monitor the exhaustion of such limits; and (iv)  each party shall execute further assignments or allow the other to pursue claims in its name (subject to appropriate disclosure of the fact that it is doing so and the reasons why it is doing so), including by means of arbitration or litigation, to the extent necessary or helpful to the other party’s efforts to obtain insurance coverage to which it is entitled under this Agreement.

(c)                                  Each party shall be obligated to reimburse each other for out-of-pocket costs and expenses reasonably incurred in connection with providing cooperation and assistance to the other pursuant to this Agreement in accordance with Section 4 of this Agreement.

10.   Arbitration.

(a)                                  Commencement.  In the event of any dispute or difference hereunder or in connection with the subject matter of this Agreement or by any person claiming rights under this Agreement, the party or person claiming a dispute or rights shall notify the other relevant parties of the dispute or difference, giving the details of such dispute or difference, and notifying the other parties that it desires such dispute or difference to be settled by mediation or arbitration, as the case may be.  In the event the parties are unable to reach a mutually acceptable resolution of the matter within thirty (30) days of the notice of dispute, either party may submit the dispute to binding arbitration as set forth below.

(b)                                 Rules of Arbitration.  If the dispute or difference has been referred to arbitration as provided above, then any party may elect to cause such dispute or difference to be finally settled by a single arbitrator (the “Arbitrator”).  The party electing arbitration (the “Initiating Party”) shall so notify the other party or parties (the “Responding Party”) in writing, and such notice shall be accompanied by the name of the representative selected by the Initiating Party.  A second representative shall be chosen by the Responding Party or Parties.  Each representative shall have legal or appropriate financial experience.  If the Responding Party does not select a representative or advise the Initiating Party of their selection within thirty (30) days after receipt by the Responding Parties of the notice of intent to arbitrate, the second representative shall be chosen by the American Arbitration Association in Washington, DC.  The first and second representatives shall then jointly agree on the Arbitrator.  If they have not selected the Arbitrator within thirty (30) days after the selection of the second representative, the American Arbitration Association in Washington, DC shall select the Arbitrator.  The Arbitrator shall also have legal or financial experience.

(c)                                  Arbitration Procedure.  The place and situs of arbitration shall be Washington, DC.   The Arbitrator shall determine the rules of the arbitration, bearing in mind the need for speed and cost effectiveness.  The Arbitrator may adopt the rules and procedures for commercial arbitration of the American Arbitration Association, but there shall be no compelled discovery or disclosure from either party prior to the hearing except as specifically ordered by the Arbitrator for good cause shown.  The parties agree to facilitate the arbitration by (i) making available to each other and to the Arbitrator for inspection and extraction all documents, books and records as the Arbitrator shall determine to be relevant to the dispute, (ii) making personnel under their control available to other parties and the Arbitrator and (iii) observing strictly the time periods established by the Arbitrator for the submission of evidence and pleadings.  The Arbitrator shall have the power to render declaratory judgments in accordance with the American Arbitration Association Rules for Injunctive Relief, as well as to award monetary claims or to render claims that the Arbitrator deems equitable and just, provided that the Arbitrator shall not have the power to act (x) outside the prescribed scope of this Agreement, or (y) without providing an opportunity to each Party to be represented before the Arbitrator.  The Arbitrator shall endeavor to render final decisions in writing within sixty (60) days of the selection of the Arbitrator.

(d)                                 Arbitration Award; Enforcement.  The Arbitrator’s award shall be in writing.  The Arbitrator may allocate the costs and expenses of the proceedings between the parties and shall award interest as the Arbitrator deems appropriate.  The arbitration judgment shall be final and binding on the parties.  Judgment on the Arbitrator’s award may be entered in any court having jurisdiction.

11.   Immunities.

This Agreement may not be introduced in any court to establish any fact of this Agreement except to permit any Corporate Entity Party hereto to secure its rights under this Agreement.  The terms of this Agreement have been reached as a settlement between the Corporate Entity Parties and its terms are without prejudice to the ability of any Corporate Entity Party hereto to assert claims against any third party, or defend itself against claims asserted it by any third party.

12.   Authority.

Each Corporate Entity Party represents and warrants that it has the right, power and authority to enter into this Joint Litigation Agreement, and to cause its affiliates, agents and counsel to abide by this Agreement to the extent necessary to enforce the terms hereof as fully as if they were signatories to this Agreement.

13.   Amendments.

This Agreement shall be binding on the successors and assigns of the parties hereto.  This Agreement shall not be changed, modified, or amended except by a writing signed by the Corporate Entity Party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.  This Agreement may be amended by the mutual written agreement of WLT and MWA only, and all parties who derive rights under this Agreement shall be bound by such amendment.

14.   Third Party Rights.

This Agreement shall not confer any rights or benefit upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

15.   Legal Enforceability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. The parties hereto hereby waive personal service of any and all process upon it and consent that all such service of process may be made by registered or certified mail (return receipt requested) directed to such party at its address set forth on the signature pages below, and service so made shall be deemed to be completed three (3) days after the same shall have been so deposited in the U.S. Mails, or on one day following delivery by email or by telecopy as provided below, with evidence of delivery, provided that any delivery by email or telecopy shall be followed by a telephone call alerting the recipient to the notice being so delivered.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

WALTER INDUSTRIES, INC.		MUELLER WATER PRODUCTS, INC.

Signature:	/s/ Victor P. Patrick	Signature:	/s/ Robert Barker
Name:	Victor P. Patrick	Name:	Robert Barker
Title:	Vice Chairman	Title:	Executive Vice President
Address:	4211 W. Boy Scout Boulevard	Address:	1200 Abernathy Road
	Tampa, FL 33607		Atlanta, GA 30328

Telephone:	813-871-4811	Telephone:	770-206-4200
Telecopy:	813-871-4491	Telecopy:	770-206-4235
Email:	vpatrick@walterind.com	Email:	rbarker@walterind.com